UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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pSivida Corp.

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480 Pleasant Street

Watertown, MA 02472

United States

October 26, 2015

Dear Fellow Stockholders,

It is our pleasure to invite you to this year’s Annual Meeting, which will be held on December 3, 2015 at 10:00 a.m. (US EST), at the Renaissance Boston Waterfront Hotel, 606 Congress Street, Boston, Massachusetts 02210.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Your vote is important.

We hope that you are able to attend this year’s Annual Meeting.

Yours sincerely,

Dr. David J. Mazzo	Dr. Paul Ashton
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 3, 2015

Date:	Thursday, December 3, 2015 (Boston, Massachusetts)

Time:	10:00 a.m. (US EST)

Place:	Renaissance Boston Waterfront Hotel, 606 Congress Street, Boston, Massachusetts 02210

Purpose of the Meeting

The purpose of the meeting is to consider and act upon the following:

•	election of six directors

•	approval of stock option grant to the chief executive officer

•	approval of stock option grants to the non-executive directors

•	advisory vote on executive compensation (the “say-on-pay” vote)

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on October 14, 2015 (US EDT) are entitled to notice of, and to vote at, the 2015 Annual Meeting of Stockholders and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting of Stockholders and at our executive offices during normal business hours from November 18, 2015 to the date of the 2015 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on October 14, 2015 (US EDT) also are entitled to notice of the 2015 Annual Meeting of Stockholders and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October 26, 2015

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2015 Annual Meeting of Stockholders, or Annual Meeting.

The record date for the Annual Meeting is October 14, 2015 (US EDT). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 29,417,365 shares of common stock outstanding on the record date is entitled to one vote. The presence in person or by proxy of one third of the shares of common stock outstanding is required for a quorum for the meeting.

Each holder of record of CHESS Depositary Interests (CDIs) at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on its behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “$” are to U.S. dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 3, 2015: This proxy statement and the Annual Report for our fiscal year ended June 30, 2015 are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•

By Internet: You may vote by Internet 24 hours a day through 1:00 a.m., December 3, 2015 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 1:00 a.m., December 3, 2015 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

•	By Mail: You may vote by signing and returning the enclosed proxy card as indicated.

You may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of your proxy and voting in person.

Although we encourage stockholders to vote by Internet, telephone or mail, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may vote the shares underlying their CDIs only by their written instructions to CDN. CDI holders should complete, sign and return the CDI Voting Instruction Form.

Computershare will collect and process voting instructions from CDI holders. Computershare must receive the CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by no later than 1:00 p.m. December 1, 2015 (AWST).

A CDI holder may revoke a CDI Voting Instruction Form by delivering to Computershare, no later than 1:00 p.m. December 1, 2015 (AWST), a new CDI Voting Instruction Form or a written notice of revocation, in either case bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2016 Annual Meeting and his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 58

Director since 2005, Chairman of the Board, Chairman of the Compensation Committee and member of the Science Committee

David J. Mazzo has been the Chief Executive Officer and a director of Caladrius Biosciences, Inc., a NASDAQ-listed company, since January 2015. Caladrius is a cell and immunotherapy development company with an operating subsidiary providing cell process development, optimization, automation and manufacturing to the cell therapy industry. Prior to joining Caladrius, Dr. Mazzo served from August 2008 to October 2014 as Chief Executive Officer and as a member of the board of directors of Regado Biosciences, Inc., a NASDAQ-listed biopharmaceutical company focused on the development of novel antithrombotic drug systems for acute and sub-acute cardiovascular indications. Prior to his leading Regado, from March 2007 to April 2008, Dr. Mazzo was President, Chief Executive Officer and a director of Æterna Zentaris, Inc., a publicly held international biopharmaceutical company. From 2003 until 2007, Dr. Mazzo served as President, Chief Executive Officer and a director of Chugai Pharma USA, LLC, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Dr. Mazzo has also held senior management and executive positions in research and development and was a director of the Essex Chimie European subsidiary at Schering-Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc.; Hoechst Marion Roussel, Inc., the US subsidiary of Hoechst AG, which was subsequently acquired by Sanofi, a multinational pharmaceuticals company; and Rhone-Poulenc Rorer, Inc., a subsidiary of Rhone-Poulene SA, a French pharmaceuticals company, which was subsequently acquired by Hoechst AG. He also previously served on the Board of Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company which was sold to Otsuka Holdings in 2015. Dr. Mazzo earned a B.A. in the Honors Program (Interdisciplinary Humanities) and a B.S. in Chemistry from Villanova University. In addition, Dr. Mazzo received his M.S. in chemistry and his Ph.D. degree in analytical chemistry from the University of Massachusetts, Amherst. He was also a research fellow at the Ecole Polytechnique Federale de Lausanne, Switzerland. Dr. Mazzo’s extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which pSivida conducts its business, his lengthy track record in global product development, his PhD in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Paul Ashton, 54

Director since 2005, President and Chief Executive Officer

Dr. Ashton has been our President and Chief Executive Officer since January 2009, our Managing Director from January 2007 to January 2009 and our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (CDS), a drug delivery company that he co-founded in 1991 and that developed our Durasert™ technology system. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche. Dr. Ashton’s long history of leadership and strategic oversight of pSivida and CDS, his role in developing and extensive knowledge of our core technology platforms, products and product candidates, his scientific expertise including his PhD in pharmaceutics and strong knowledge of research and development uniquely position him to lead pSivida in the execution of its long-term strategy.

Michael Rogers, 55

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Mr. Rogers has been the Chief Financial Officer of Acorda Therapeutics, Inc., a biotechnology company focused on neurological disorders, since October 2013. From June 2009 to October 2012, Mr. Rogers served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a company focused on the development and commercialization of novel biomarker-based diagnostics. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. During the past five years, Mr. Rogers was a director of Coronado Biosciences, Inc. Mr. Rogers’ significant experience as CFO of various companies and as an investment banker have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into the strategy of pSivida.

Peter G. Savas, 67

Director since 2008, Chairman of the Governance and Nominating Committee and member of the Audit and Compliance Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company focused on the development of diagnostic and therapeutic products for disorders in the central nervous system, a position that he has held since September 2004. Mr. Savas has also been the Executive Chairman of Alseres Neurodiagnostics, Inc, a wholly owned subsidiary of Alseres, since July 2012, a strategic partner of SV Life Sciences Funds III, IV and V since 2003 and an associate partner in Targeted Technologies Fund II since August 2013. From September 2013 to May 2014, Mr. Savas served as Chief Executive Officer of StemBioSys, a stem cell therapeutics company. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and as Chief Executive Officer from 1995 to 2000. Mr. Savas is the Managing Partner of Tughill Partners, a life sciences consulting firm, and serves on advisory boards for Children’s Hospital Boston and Syracuse University. During the past 5 years, Mr. Savas was a director of Regenesis Biosciences. Mr. Savas’ significant experience leading life sciences companies focused on the development of new products brings valuable insight to the strategy, operations and management of pSivida.

Douglas Godshall, 50

Director since 2012, member of the Compensation Committee, Governance and Nominating Committee and Chairman of the Science Committee

Mr. Godshall has been the Chief Executive Officer of HeartWare International, Inc. and its predecessor HeartWare Limited, a medical device company focused on heart failure, since September 2006 and a director since October 2006. Prior to joining HeartWare Limited, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee. From January 2005 he served as President, Vascular

Surgery, and for the prior five years as Vice President, Business Development, focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University. Mr. Godshall currently serves on the board of directors of Vital Therapies, Inc., a public company traded on the NASDAQ Stock Market that develops cell based therapies for the treatment of liver disease, since May 2013 and the Board of Directors of the Medical Device Manufacturers Association, a national trade association, since May 2014. Mr. Godshall’s current CEO position and prior managerial experience at public, life sciences companies provide him insights as a successful life sciences entrepreneur with in-depth knowledge of medical product strategy and development.

James Barry, 56

Director since 2014, member of the Audit and Compliance Committee and Science Committee

Dr. Barry has been the Executive Vice President and Chief Operating Officer of InspireMD, a global medical device company focused on the development and commercialization of cardiovascular products, since July 2014 and has served on the Board of Directors since 2011. Dr. Barry has also been a Principal at Convergent Biomedical Group since September 2010. Prior to joining InspireMD, Dr. Barry served as President and CEO and was a director of Arsenal Medical from August 2011 until December 2013. Dr. Barry served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed from 1992 until 2010, including as a member of Boston Scientific’s Operating Committee. From 2007 through 2010 he served as Senior Vice President, Corporate Technology Development, responsible for the global research and development function, and for the prior six years as Vice President, Corporate Research and Advanced Technology Development. Dr. Barry is also a director of AgNovos Healthcare LLC and Cardiac Implants and in the past also served as a director of MicroChips Corporation. Dr. Barry has a Bachelor of Arts in Chemistry from St. Anselm College and a Ph.D. in Biochemistry from the University of Massachusetts. Dr. Barry’s significant experience developing products, leading research and development teams and building successful businesses coupled with his expertise in advising clients in the pharmaceutical, biotechnology and medical device industries, brings valuable technical expertise and commercial experience to pSivida.

BOARD OF DIRECTORS

Board Committees

The Board has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Governance and Nominating Committee and the Science Committee. Each standing committee is comprised entirely of independent directors, and each standing committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for appointing the independent registered public accounting firm and for assisting the Board in oversight of the Company’s financial reporting, audit, legal and regulatory compliance processes. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, overseeing and, if necessary, replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits, and the adequacy of staffing and compensation;

•

reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with PCAOB AU Section 380, Communications With Audit Committees, as amended;

•

reviewing with management and the independent registered public accounting firm the Company’s internal controls, financial and critical accounting policies (including effects of alternate GAAP methods and off-balance sheet structures, if any), risk assessment and management policies;

•

reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in the Company’s annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing an appropriate control process for reviewing and approving the Company’s internal transactions and accounting;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

•

receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are Mr. Rogers (chair), Mr. Savas and Dr. Barry. Mr. Rogers and Mr. Savas have each been a member of the Audit and Compliance Committee for the entirety of fiscal 2015 and Dr. Barry has served on the Committee since December 11, 2014, replacing Mr. Godshall who served on the Committee during fiscal 2015 until December 11, 2014.

The Board has determined that all current and fiscal 2015 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met five times during the fiscal year ended June 30, 2015.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to executive compensation and overseeing our compensation and employee benefits plans and practices. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

•

supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•

reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

•

reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of the Company;

•

making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•

reviewing the Compensation Discussion & Analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC;

•

reviewing significant risks or exposures facing the Company and discussing the relationship, if any, between these risks and the Company’s compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks;

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Compensation Committee, when the Compensation Committee deems appropriate.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Godshall, each of whom was a member of the Compensation Committee for the entirety of fiscal 2015.

The Compensation Committee met six times during the fiscal year ended June 30, 2015.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance. The Governance and Nominating Committee has periodically engaged third parties to identify and evaluate candidates qualified to serve as directors of the Company and may continue to do so in the future.

The members of the Governance and Nominating Committee are Mr. Savas (chair), Mr. Rogers and Mr. Godshall, each of whom was a member of the Governance and Nominating Committee for the entirety of fiscal 2015.

The Governance and Nominating Committee met seven times during the fiscal year ended June 30, 2015.

Science Committee

The Science Committee is responsible for reviewing the science, clinical and regulatory strategy underlying the company’s research and development programs and making recommendations to the Board on key strategic and tactical issues relating to the Company’s research and development activities.

The members of the Science Committee are Mr. Godshall (chair), Dr. Mazzo and Dr. Barry, each of whom was a member of the Science Committee since it was formed in December 2014 through the remainder of fiscal 2015.

The Science Committee met one time during the fiscal year ended June 30, 2015.

Attendance at Board and Committee Meetings

The Board of Directors met ten times during the fiscal year ended June 30, 2015. Each of the directors who served during fiscal 2015 standing for election attended at least 75% of the meetings of the Board and the committees on which he served. In accordance with our policy that encourages each director to attend Annual Meetings, each of the directors who served during fiscal 2015 standing for election also attended our 2014 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. None of the members of our compensation committee has ever been employed by us. For a description of transactions, if any, between us and members of our compensation committee and affiliates of such members, please see the section of this Proxy Statement titled “Transactions with Related Persons.”

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Governance and Nominating Committee, has determined that Dr. Mazzo, Mr. Godshall, Dr. Barry, Mr. Rogers and Mr. Savas are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in the best interests of the Company and its stockholders. Dr. Mazzo’s extensive qualifications to serve as a director and the perspective that he brings to the Company as an independent director are designed to provide for effective leadership for the Board and support for our executive team. Dr. Ashton’s long history with the Company and familiarity with its products and product candidates make him best positioned to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with the Company’s long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to the Company’s operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal control over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders. During fiscal 2015 and 2014, there were no such related-person transactions.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background, expertise, gender, race and ethnicity. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

As more fully described in its charter, the Audit and Compliance Committee oversees pSivida’s financial reporting process on behalf of the Board of Directors. Our management is responsible for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures, and assessing compliance therewith. Our independent registered public accounting firm, Deloitte & Touche LLP (Deloitte), is responsible for performing an audit of the effectiveness of the Company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing its opinions on the financial statements and the effectiveness of internal control over financial reporting.

The committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2015 with our management and Deloitte. The committee also reviewed and discussed with Deloitte the audited financial statements and the matters required by PCAOB Auditing Standard No. 16, Communication with Audit Committees. The committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

The committee discussed with Deloitte the firm’s independence and received from Deloitte the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). The committee has concluded that Deloitte’s provision of audit and pre-approved non-audit services to the Company is compatible with Deloitte’s independence.

Based on the above-referenced reviews and discussions with our management and Deloitte, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2015, for filing with the SEC.

Submitted by

Audit and Compliance Committee

Michael Rogers

Peter G. Savas

James Barry

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of September 15, 2015 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and Named Executive Officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 480 Pleasant Street, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)		Percent of Shares Beneficially Owned
5% or Greater Beneficial Owner:
Allan Gray Australia Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	2,320,455		7.80%
North Run Capital, LP One International Place, Suite 2401 Boston, MA 02110	2,144,086		7.29%
Pfizer, Inc. Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093		6.33%

Directors and Executive Officers:
David J. Mazzo	375,500		1.26%
James Barry	13,333		*
Michael Rogers	270,000		*
Peter G. Savas	230,000		*
Douglas Godshall	120,000		*
Paul Ashton	1,436,852	(2)	4.73%
Lori Freedman	471,398		1.58%
Leonard S. Ross	183,050		*
All current directors and executive officers as a group (8 persons)	3,100,133		9.70%

* Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on September 15, 2015 or within sixty (60) days thereafter through the exercise of options and/or warrants: Allan Gray Australia Pty Ltd (350,000), Dr. Mazzo (375,000), Dr. Barry (13,333), Mr. Rogers (270,000), Mr. Savas (230,000), Mr. Godshall (120,000), Dr. Ashton (979,330), Ms. Freedman (374,975) and Mr. Ross (183,050).

(2)	Of such shares, 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2015.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” below and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Douglas Godshall

Compensation Discussion and Analysis

In the following compensation discussion and analysis, we provide highlights of our performance for fiscal 2015, an overview of our compensation philosophy, program and decision-making process, including the Compensation Committee’s use of consultants and peer group information, and the material elements of compensation earned with respect to fiscal 2015 by each of our principal executive officer, our principal financial officer and our other executive officer (our “Named Executive Officers”). For fiscal 2015, our Named Executive Officers were Paul Ashton, President and Chief Executive Officer, Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary, and Leonard Ross, Vice President, Finance.

Fiscal 2015 Highlights

In fiscal 2015, we made significant progress toward our goal of becoming the leader in sustained release drug delivery products in ophthalmology and beyond. These highlights of our business performance and accomplishments for fiscal 2015 were considered significant by the Compensation Committee:

•

Our lead product candidate, Medidur™ for posterior uveitis, continued to progress through its pivotal Phase III trials with a new drug application (NDA) anticipated in the first half of 2017. We remain optimistic that our trials will show Medidur to be both safe and effective.

•

We completed enrollment of our first Phase III trial in the third quarter of fiscal 2015, and commenced enrollment of our second Phase III trial. Based on discussions with the FDA, we plan to seek U.S. approval based on 6-month data from each trial, supplemental data from an inserter study and referenced data from the Phase III trials of ILUVIEN® for diabetic macular edema (DME).

•

Our ongoing assessment of masked safety data from all patients in our first Phase III trial at the three-month follow-up visit showed only a 5% difference in elevated intraocular pressure (IOP) over 21mmHg between study eyes (2/3’s of which received Medidur) and fellow non-study eyes (none of which received Medidur). Initial IOP elevation is an indication of the likelihood of subsequent clinically significant IOP increases so the minimal difference suggests a favorable outcome for a key safety measure of our Phase III trials.

•

Top-line results from an investigator-sponsored study of low and high doses of Medidur (we are studying only the low dose) showed a statistically significant reduction in recurrence of uveitis and a statistically significant improvement in visual acuity in eyes with uveitis treated with Medidur compared to those not treated with Medidur.

•	Our pre-clinical research program made significant progress.

•

We expect an investigational new drug application (IND) to be filed for an implant utilizing our patented Durasert™ technology to provide sustained delivery of a corticosteroid directly to the knee for 6 months. The implant, which resulted from our collaboration with Hospital for Special Surgery, the leading specialty hospital for orthopedics and rheumatology, is intended to provide long-term pain relief for severe knee osteoarthritis, delaying or eliminating the need for knee replacement surgery. We are pleased to potentially broaden the application of our technology outside the field of ophthalmology.

•

We made an important advance in the development of Tethadur™ to provide sustained delivery of proteins, antibodies and other large molecules. In the lab, we were able to achieve two key elements for sustained delivery—higher molecule loading capacity and enhanced molecule stability—and are ready to proceed to confirmatory testing in pre-clinical models.

•

We began a new pre-clinical program to use our Durasert technology to provide sustained delivery of drug to treat age-related macular degeneration and continued our pre-clinical research with respect to its use for other significant eye diseases.

•

We entered into two funded technology evaluation agreements with a leading global pharmaceutical company to evaluate the use of our Durasert technology to deliver two different compounds to treat a significant ophthalmic disease.

•

ILUVIEN®, our lead partnered product, advanced in both the U.S. and the EU. Providing three years of effective treatment from a single injection, ILUVIEN offers an attractive treatment alternative for DME patients.

•

ILUVIEN was approved in the U.S. in the first quarter of fiscal 2015 for a broad indication: treatment of DME in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. We received a $25 million milestone payment as a result of the FDA approval.

•	Our licensee Alimera Sciences launched ILUVIEN in the U.S. and completed the first quarter of U.S. commercialization with solid sales.

•

Sales of ILUVIEN continued in the U.K, and in fiscal 2015, Alimera relaunched ILUVIEN in Germany and launched it in Portugal. ILUVIEN completed marketing authorizations in all 17 EU countries where approval had been sought. ILUVIEN is indicated in the EU for chronic DME considered insufficiently responsive to available therapies.

•	We ended the year with $28.5 million in cash, our highest level of liquidity ever.

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers to achieve our business objectives and build value for our stockholders and to reward them for that performance. Accordingly, our executive compensation program is weighted to at-risk incentive compensation earned on the basis of performance. Of the three principal elements in our program, only one, salary, is fixed. The other two elements are variable: cash bonuses, which are earned based on the Compensation Committee’s assessment of annual performance, and stock options, which deliver value only to the extent the value of our stock increases. Our mixture of cash and equity compensation is designed to incentivize and reward our executive officers to attain short and long-term goals and to encourage retention. Compensation takes into account Company performance, individual contribution and peer compensation.

The Board and its Compensation Committee are responsible for our executive compensation and seek to provide compensation to our Named Executive Officers that over time is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Our goal is that each of total compensation, base salary, total cash compensation and long-term equity incentives will generally over time achieve approximately the 50th percentile for executive officers in comparable positions at our peer group companies as well as other comparable companies, with the potential to earn total cash compensation and long term equity incentives as high as the 75th percentile for outstanding performance.

The Board seeks to make compensation decisions transparent to our stockholders and executives and thereby to achieve our objectives by communicating openly with our executive officers and stockholders regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee retained Radford, an Aon Hewitt company, as its independent consultant to assist in evaluating our executive compensation programs and practices and to make recommendations regarding fiscal 2015 compensation. For fiscal 2015, Radford prepared competitive market data for the compensation of our executive management team, evaluated the appropriateness of and made recommendations regarding our peer group, analyzed our short term and long term incentive plan designs, analyzed equity retention and reviewed our equity burn rate and dilution levels relative to market, assessed our compensation practices and levels against those of our peer group companies and other comparable companies and made recommendations regarding base salary, target bonus percentage and long term incentive compensation for each Named Executive Officer, and updated the Compensation Committee on compensation trends and regulatory developments. None of Radford, Aon Hewitt or their affiliates provides other services to the Company. The Compensation Committee has sole responsibility for the selection, engagement, removal and compensation of its compensation consultant.

Peer Group

The peer group selected by the Compensation Committee for fiscal 2015 was composed of 20 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size, annual revenues and market value. The fiscal 2015 peer group included Acura Pharmaceuticals, Agenus, Alexza Pharmaceuticals, Alimera Sciences, Anthera Pharmaceuticals, ArQule, CEL-SCI, Celsion, Cumberland Pharmaceuticals, Cytori Therapeutics, CytRx, DURECT, Hemispherx BioPharma, Heron Therapeutics, OncoGenex Pharmaceuticals, Ocothyreon, Pozen, Sunesis Pharmaceuticals, Transcept Pharmaceuticals and Vermillion. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2015 peer group did not include six companies used in the fiscal 2014 peer group: Cornerstone Therapeutics and NuPathe, which were acquired, as well as Anika Therapeutics, AP Pharma, BioDelivery Sciences International and Zalicus, which no longer had a business or a financial profile comparable to ours. The fiscal 2015 peer group added five new comparator companies to the fiscal 2014 peer group: ArQule, Cytori Therapeutics, Heron Therapeutics, Sunesis Pharmaceuticals and Vermillion.

Say-on-Pay Feedback from Stockholders

The Board and the Compensation Committee value the opinions of our stockholders, and consider the outcome of the annual advisory stockholder vote when making future compensation decisions for our Named Executive Officers. At our 2014 annual meeting, 90% of the vote of stockholders present in person or represented by proxy and voting at the meeting approved our advisory resolution regarding compensation of Named Executive Officers. With stockholders showing strong support of our executive compensation program, the Compensation Committee continued its regular practice of evaluating the program to reflect continued linkage between pay and Company performance and carefully considered actual compensation payouts, seeking to provide compensation that follows our compensation philosophy and meets our compensation objectives described above. In light of all pertinent considerations, the Compensation Committee believes that our compensation programs embody a pay-for-performance philosophy that is well suited for these purposes.

Overview of Compensation Program Employment Agreements

Paul Ashton, our President and Chief Executive Officer, and Lori Freedman, our Vice President, Corporate Affairs and General Counsel, are employed under employment agreements that were negotiated on an arm’s-length basis in 2006 in connection with the acquisition of Control Delivery Systems (CDS) by our then Managing Director and CEO and approved by our Board of Directors. Dr. Ashton’s employment agreement was amended in 2008 to reflect his promotion to Managing Director with ultimate executive authority in the management team. Both of these employment agreements provide for a minimum base salary, a discretionary annual cash bonus, discretionary equity incentives and severance payments as described further under Elements of Compensation: Termination-Based Compensation.

Leonard Ross, our Vice President, Finance, became our principal financial officer in March 2009. As a result of his appointment, the Company, under the direction of the Compensation Committee, entered into an employment agreement with Mr. Ross that provides for a minimum base salary, a discretionary annual cash bonus, discretionary equity incentives and severance payments as described further under Elements of Compensation: Termination-Based Compensation.

Elements of Compensation.

Our compensation program provides our executive officers with the following elements of compensation:

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Base Salary provides fixed annual compensation for performing day-to-day responsibilities. The Compensation Committee intends to achieve over time base salary of approximately the 50th percentile relative to comparable positions at our peer group companies as well as other comparable companies (“Market”). The Compensation Committee considers individual and Company performance in addition to comparable Market salaries in determining whether to make annual base salary adjustments.

•

Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of annual performance as guided by achievement of pre-established annual Company goals set by the Board. The Compensation Committee intends that salary and annual bonuses together will over time generally achieve approximately the 50th percentile of Market for total cash compensation and in the case of exceptional Company and individual performance, up to approximately the 75th percentile of Market. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms. Bonuses are designed to reward executives for their contributions to the Company’s overall performance in a given year, to encourage executives to create and protect stockholder value, and to focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

•

Long-Term Equity Incentive Compensation has historically been in the form of stock options granted annually under a plan approved by our stockholders but the Compensation Committee may also award restricted stock or other equity incentives under the plan. The Compensation Committee intends that over time annual long-term equity compensation will generally achieve approximately the 50th percentile of Market with the potential to be at up to approximately the 75th percentile in the case of outstanding individual and Company performance. The Compensation Committee compares the long-term equity incentive value of the annual grants to the long-term equity value of Market annual grants and the percentage that the annual grants represent of total pSivida shares outstanding compared to the percentage of Market annual grants compared to Market shares outstanding. The Compensation Committee also considers the annual and cumulative equity plan dilution against the peer group companies to evaluate whether overall equity usage is competitive and reasonable. The Compensation Committee may also consider the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, percentage of outstanding capital stock represented by grants, market value of our stock and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because stock options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for stockholders. Our options have been granted with time vesting and at annual intervals, intended to serve as an important retention and motivation device. The Compensation Committee has also for some option grants made vesting contingent on achievement of performance conditions. Typically ten-year grants, our options provide incentives for sustained long-term performance. Each award to our CEO has been approved by our stockholders consistent with the rules of the ASX.

•

Insurance and Retirement Benefits consist of health, dental, life and long-term disability insurance and a 401(k) plan retirement match, and are provided to all employees. Executives do not have any benefits that are not available to other employees.

In determining target total compensation (base salary, target and maximum bonus potential and equity incentives), the Compensation Committee takes into account past compensation, individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of health and welfare insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for the Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide special perquisites to our executives.

Compensation Benchmarking

In May 2014, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2015. In July 2014, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2015. Radford’s Recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus (FY2015 Market Consensus) based on the peer group discussed above as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately sets compensation after also considering individual and Company performance.

Fiscal 2015 Executive Compensation

Compensation for our Named Executive Officers with respect to fiscal 2015 was as follows:

•

Fiscal 2015 Base Salary and Target Bonuses. For fiscal 2015, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile of FY2015 Market Consensus, but limited by a maximum increase of 3% from fiscal 2014 base salaries. Fiscal 2015 base salary was increased for our Named Executive Officers to: $463,500 for Dr. Ashton, 7% percent below the 50th percentile of the FY2015 Market Consensus and an increase of 3% from Dr. Ashton’s fiscal 2014 base salary, $339,900 for Ms. Freedman, 5% percent below the 50th percentile of the FY2015 Market Consensus and an increase of 3% from Ms. Freedman’s fiscal 2014 base salary, and $247,800 for Mr. Ross, 2% percent above the 50th percentile of the FY2015 Market Consensus and an increase of 3% from Mr. Ross’ fiscal 2014 base salary. The Compensation Committee set fiscal 2015 target bonus percentages at 55% for Dr. Ashton, 35% for Ms. Freedman and 30% for Mr. Ross, at the 50th percentile of the FY2015 Market Consensus, which together with fiscal 2015 base salary, positioned total target cash compensation levels between the 25th and 50th percentiles of the FY2015 Market Consensus for Dr. Ashton and Ms. Freedman and slightly above the 50th percentile of the FY2015 Market Consensus for Mr. Ross.

•

Fiscal 2015 Annual Performance Bonus. The Compensation Committee determines the discretionary annual bonuses using corporate goals for all Named Executive Officers and individual performance assessments for each Named Executive Officer other than the CEO. Dr. Ashton’s payout of his target bonus opportunity is entirely based on the corporate performance score because the Compensation Committee believes that the CEO’s payout should be based on his ability to lead the Company to achieve its corporate goals. For each other Named Executive Officer, the weighting is 75% towards corporate goals and 25% towards individual performance.

Each corporate goal includes a minimum, target and exceeds performance level and is assigned a percentage weighting as a portion of the overall bonus potential. The fiscal 2015 corporate goals and weightings were approved by the independent directors based on corporate goals recommended by the Compensation Committee with input from the CEO and other Named Executive Officers. The Compensation Committee intended the fiscal 2015 corporate goals to promote the achievement of the Company’s strategy and to motivate the executives to achieve high performance at the Company level. The corporate goals were set with a reasonable level of difficulty that required that our Named Executive Officers perform at a high level in order to meet the target levels, and the likelihood of attaining even the minimum goals was not assured. The fiscal 2015 corporate performance goals covered the following areas and their respective weightings were as follows:

•	Timing of completion of enrollment of the ongoing Phase III study of Medidur for posterior uveitis (25%)

•	Progress of the short-duration clinical utilization study of our redesigned proprietary inserter for Medidur (25%)

•

Initiation of enrollment of a clinical study for a Tethadur product and initiation of enrollment for a clinical study to evaluate an implant using the Company’s Durasert™ technology to treat pain associated with severe osteoarthritis of the knee (15%)

•	Execution in accordance with the operating plan and budget (5%)

•	Amount of available cash, cash equivalents and marketable securities (5%)

•	Progress in advancing AMD or other degenerative ophthalmic product development and in advancing potential collaborations and licenses (25%)

Depending on performance, each goal was eligible for a potential score on a performance scale of 0 to 5, with a score of 0 for no achievement, 3 for achievement of the target performance and 5 for exceeding achievement. The score for each goal contributes to a weighted average score based on the above percentages. For fiscal 2015, the Board determined that the weighted average score should generally result in a payout percentage of the target bonus amount as follows:

Weighted Average Score	Payout Level (% of Target Amount)
0	0%
1	0%
2	50%
3	100%
4	110%
5	120%

These goals and weightings serve to guide the Compensation Committee in determining the amount of the bonus. The Compensation Committee has full discretion to determine the level of performance for each goal and the amount and payment of bonuses. The Compensation Committee can also exercise its discretion to modify the performance goals at any time during or after the year, to adjust the performance levels and weightings, and to determine the actual amounts and payout terms of the annual bonuses without regard to achievement of the goals and weightings. This discretion is communicated to the executives.

After the end of fiscal 2015, the Compensation Committee assessed the performance of each corporate goal for fiscal 2015, based on its view of the general performance of each item and with input from the CEO. The Compensation Committee determined that the corporate performance was as follows:

•	Our completion of enrollment of the first Medidur for posterior uveitis Phase III trial by March 31, 2015 resulted in a score of 3.

•	While we determined the requirements for the Medidur inserter study based on discussions with the FDA, we did not commence the study, resulting in a score of 1.

•	No clinical study was initiated during the fiscal year for either a Tethadur product or an osteoarthritis product, resulting in a score of 0.

•	Our execution of approximately 80%, but not 100%, of our operating plan within our approved operating budget resulted in a score of 1.

•	Our $28.5 million in cash at the end of fiscal year 2015 resulted in a score of 5.

•	Our progress in advancing AMD ophthalmic product development and execution of two technology evaluation agreements with a leading global pharmaceutical company resulted in a score of 3.

Using the above predetermined weightings, the weighted average score based on the Compensation Committee’s assessment of achievement of the corporate goals was 2.05 out of 5.0. Based on the above payout percentage scale, this score resulted in a corporate performance achievement of 52.5%. The Compensation Committee determined to use the performance score and the predetermined payout percentages in the determination of bonuses.

The target payout established for Dr. Ashton for fiscal 2015 was 55% of annual base salary. Based on this target payout and the 52.5% performance score assigned to the corporate goals by the Compensation Committee, Dr. Ashton received a fiscal 2015 annual bonus of $133,836, equal to approximately 29% of his fiscal 2015 base salary.

The target payout established for Ms. Freedman for fiscal 2015 was 35% of annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. Ms. Freedman’s individual performance assessment was based on her facilitatation of business objectives, coordination of intellectual property strategy to optimize product development strategies, management of public company reporting and related Securities and Exchange Commission matters, participation in the Company’s investor relations and communications functions and support of the execution of the Company’s business development strategy. The CEO recommended and the Compensation Committee approved an individual performance score of 100% for Ms. Freedman. Based on the corporate performance score, her individual performance score and her target payout, Ms. Freedman received a fiscal 2015 annual bonus of $76,620, equal to approximately 22.5% of her fiscal 2015 base salary.

The target payout established for Mr. Ross for fiscal 2015 was 30% of annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. Mr. Ross’ individual performance assessment was based on provision of support to facilitate business objectives, responsibility for the Company’s financial statements and compliance with applicable Securities and Exchange Commission requirements and monitoring and optimizing the Company’s operating costs to meet or exceed the Company’s financial goals. The CEO recommended and the Compensation Committee approved an individual performance score of 100% for Mr. Ross. Based on the corporate performance score, his individual performance score and his target payout, Mr. Ross received a fiscal 2015 annual bonus of $47,875, equal to approximately 19% of his fiscal 2015 base salary.

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Long-Term Equity Incentive Compensation Granted for Fiscal 2015. In July 2014, the Compensation Committee awarded time and service-based options to Dr. Ashton, Ms. Freedman and Mr. Ross, subject to shareholder approval in the case of Dr. Ashton. The Compensation Committee believes that stock options are the appropriate equity award at this time because stock options reward our Named

Executive Officers only if our stock price increases above the exercise price of the stock option (the market price on NASDAQ at the close of business on the date of grant). Stock options are therefore an effective method of motivating and incentivizing recipients to manage our Company in a manner that is consistent with the long term interest of our stockholders. The Compensation Committee also intended that these grants reward the performance of our Named Executive Officers in fiscal 2014 and provide retention. In light of the Company’s performance against the fiscal year 2014 corporate goals, the retention effect of our Named Executive Officers’ unvested option value, Radford’s recommendations and the Company’s compensation philosophy, the Compensation Committee granted the following time and service-based options with exercise prices at fair market value on the date of grant: 245,000 for Dr. Ashton, approximately the 50th percentile of the FY2015 Market Consensus, 75,000 for Ms. Freedman, slightly over the 50th percentile of the FY2015 Market Consensus and 45,000 for Mr. Ross, approximately 150% of the 50th percentile of the FY2015 Market Consensus. On a termination of Dr. Ashton, Ms. Freedman or Mr. Ross’ employment without cause by the Company or upon his or her resignation from the Company for good cause, any unvested portion of these options that would have vested as of the first anniversary of the cessation of his or her employment would vest immediately prior to such cessation of employment and the remaining unvested portion of the option would be forfeited.

Fiscal 2016 Base Salary, Bonus Target and Long Term Equity Incentive Compensation

In June 2015, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2016. In July 2015, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2016. Radford’s recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus (FY2016 Market Consensus) based on the peer group discussed below as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately sets compensation after also considering individual and Company performance.

The peer group selected by the Compensation Committee for fiscal 2016 was composed of 20 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size, annual revenues and market value. The fiscal 2016 peer group included, Aerie Pharmaceuticals, Agenus, Alimera Sciences, Anthera Pharmaceuticals, ArQule, CEL-SCI, Celsion, Cumberland Pharmaceuticals, Curis, Cytori Therapeutics, CytRx, DURECT, Hemispherx BioPharma, Heron Therapeutics, Ocothyreon, Pozen, Proteon Therapeutics, Sunesis Pharmaceuticals, Vermillion and Vical. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2016 peer group did not include four companies used in the fiscal 2015 peer group: Transcept Pharmaceuticals, which was acquired, as well as Acura Pharmaceuticals, Alexza Pharmaceuticals and OncoGenex Pharmaceuticals, which no longer had a business or a financial profile comparable to ours. The fiscal 2016 peer group added four new comparator companies to the fiscal 2015 peer group: Aerie Pharmaceuticals, Curis, Proteon Therapeutics and Vical.

For fiscal 2016, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile of FY2016 Market Consensus, but limited by a maximum increase of 3% from fiscal 2015 base salaries. Dr. Ashton’s fiscal 2016 base salary remained at $463,500, 8% percent below the 50th percentile of the FY2016 Market Consensus. Fiscal 2016 base salary was increased to $350,097 for Ms. Freedman, 1% percent above the 50th percentile of the FY2016 Market Consensus and an increase of 3% from Ms. Freedman’s fiscal 2015 base salary, and $255,234 for Mr. Ross, 1% percent above the 50th percentile of the FY2016 Market Consensus and an increase of 3% from Mr. Ross’ fiscal 2015 base salary. The Compensation Committee set fiscal 2016 target bonus percentages at 55% for Dr. Ashton, 35% for Ms. Freedman and 30% for Mr. Ross, at the 50th percentile of the FY2016 Market Consensus, which together with fiscal 2016 base salary, positioned total target cash compensation levels between the 25th and 50th percentiles of the FY2016 Market Consensus for Dr. Ashton, at the 50th percentile of the FY2016 Market Consensus for Ms. Freedman and 1% above the 50th percentile of the FY2016 Market Consensus for Mr. Ross.

In July 2015, the Compensation Committee awarded time and service-based options to Dr. Ashton, Ms. Freedman and Mr. Ross, subject to shareholder approval in the case of Dr. Ashton. The Compensation Committee believes that stock options are the appropriate equity award at this time because stock options reward our Named Executive Officers only if our stock price increases above the exercise price of the stock option (the market price on NASDAQ at the close of business on the date of grant). Stock options are therefore an effective method of motivating and incentivizing recipients to manage our Company in a manner that is consistent with the long term interest of our stockholders. The Compensation Committee also intended that these grants provide retention. In light of Radford’s recommendations, the Company’s compensation philosophy and the retention effect of our Named Executive Officers’ unvested option value, the Compensation Committee granted time and service-based options at the 50th percentile of the FY2016 Market Consensus for each of Dr. Ashton, Ms. Freedman and Mr. Ross with exercise prices at fair market value on the date of grant as follows: 290,000 for Dr. Ashton, 80,000 for Ms. Freedman and 40,000 for Mr. Ross.

Termination-Based Compensation

Pursuant to their employment agreements, Dr. Ashton, Ms. Freedman and Mr. Ross are entitled to severance payments in certain circumstances described under “Potential Payments upon Termination or Change in Control.” We believe that it is important to define the relative obligations of pSivida and these Named Executive Officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), generally disallows a tax deduction for individual compensation in excess of $1.0 million in any taxable year paid to our CEO and the three other most highly compensated executive officers, other than our chief financial officer, unless the compensation qualifies as performance-based under Section 162(m). Our Board and Compensation Committee may take into consideration the potential deductibility of the compensation payable under our compensation programs as one of the factors to be considered when establishing and administering these programs. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply, in whole or in part, with the performance-based exemptions in Section 162(m) or that may otherwise be limited as to tax deductibility when they believe that such payments are appropriate to attract and retain executive talent. Our Board and Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Prohibition of Hedging and Pledging of our Stock

Our Insider Trading Policy prohibits our employees, including our executive officers, and directors from engaging in transactions designed to offset decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers, and directors from pledging our securities as collateral for a loan.

Stock Ownership Guidelines

Effective September 25, 2015, our Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines for our executive officers. These guidelines were established to further align the interests of our executive officers with those of our stockholders and to promote our commitment to sound corporate governance practices. The ownership guidelines for our executive officers are listed below:

Multiple of Base Salary
Chief Executive Officer	3x
Each other Executive Officer covered by the Guidelines	1x

Owned shares as well as shares underlying vested stock options, to the extent such options are “in-the-money,” unvested restricted shares (including performance shares) and vested restricted shares are counted towards meeting the guidelines.

All executive officers have five years from the later of the effective date of these guidelines or their appointment as a Section 16 officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. For all of our current executive officers, the compliance deadline is September 25, 2020, but we expect the target stock ownership levels will likely be achieved before then.

10b5-1 Plans

Each of our executive officers is required to receive the permission of our general counsel prior to entering into any transactions in our securities. Generally, trading is permitted only during announced trading windows. Employees subject to trading restrictions, including our Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the 1934 Act, provided the plans are entered into during an open trading window and approved by us. Certain of our executive officers are, and in the future these officers and other executive officers may be, parties to 10b5-1 plans.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or, as it determines appropriate, recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

Our Named Executive Officers had limited involvement in determining or recommending the amount or form of executive compensation in fiscal 2015 as described above. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our Named Executive Officers.

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of our Named Executive Officers for the fiscal years ended June 30, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Paul Ashton	2015	463,500	133,836		—	815,528	12,888	1,425,752
President and Chief Executive Officer	2014	450,000	258,638		—	417,192	15,074	1,140,904
	2013	412,000	316,300	(2)	—	98,428	13,237	839,965

Lori Freedman	2015	339,929	76,620		—	258,343	13,055	687,947
Vice President for Corporate Affairs, General Counsel and Company Secretary	2014	330,028	103,464		—	189,535	14,199	637,226
	2013	319,300	147,080	(2)	—	72,600	13,175	552,155

Leonard S. Ross	2015	247,800	47,875		—	155,006	13,180	463,861
Vice President, Finance	2014	240,583	75,423		—	108,305	14,268	438,579
	2013	218,712	83,955	(2)	—	39,600	11,384	353,651

(1)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. Assumptions used in the calculation of these amounts are included in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal 2015.

(2)	These amounts reflect fiscal 2013 bonuses (paid at 105% of target) as well as fiscal 2012 bonuses (paid at 50% of target after achievement of additional performance conditions in fiscal 2013):

Fiscal	2013 bonuses: Dr. Ashton ($216,300), Ms. Freedman ($100,580) and Mr. Ross ($57,412)

Fiscal	2012 bonuses: Dr. Ashton ($100,000), Ms. Freedman ($46,500) and Mr. Ross ($26,543)

(3)	These amounts reflect valuation at the date of shareholder approval in the case of Dr. Ashton and the grant date in the case of Ms. Freedman and Mr. Ross.

(4)	Consists of 401(k) contributions and group term life insurance premiums, as detailed below:

Name and Principal Position	Year	Company Paid Amounts for Life Insurance ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Paul Ashton	2015	516	12,372	12,888
President and Chief Executive Officer	2014	516	14,558	15,074
	2013	462	12,775	13,237

Lori Freedman	2015	516	12,539	13,055
Vice President for Corporate Affairs, General Counsel and Company Secretary	2014	516	13,683	14,199
	2013	462	12,713	13,175

Leonard S. Ross	2015	516	12,664	13,180
Vice President, Finance	2014	516	13,752	14,268
	2013	462	10,922	11,384

During fiscal years 2015, 2014 and 2013, Dr. Ashton, Ms. Freedman and Mr. Ross were employed under employment agreements with the Company, pursuant to which they received the annual base salaries indicated in the above Summary Compensation table. The employment agreements of Dr. Ashton, Ms. Freedman and Mr. Ross also provided for discretionary bonuses, discretionary stock option grants, life insurance and matching 401(k) contributions consistent with other U.S. employees and participation in our medical, dental and life and disability insurance plans.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to our Named Executive Officers during the fiscal year ended June 30, 2015.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options(1)	Exercise Price(2)	Grant Date Fair Value of Stock and Option Awards(3)
Paul Ashton	07/15/14	—	245,000	$4.47	$815,528
President and Chief Executive Officer

Lori Freedman	07/15/14	—	75,000	$4.47	$258,343
Vice President for Corporate Affairs, General Counsel and Company Secretary

Leonard S. Ross	07/15/14	—	45,000	$4.47	$155,006
Vice President, Finance

(1)	These option awards vest in four equal annual installments, commencing on the first anniversary of the date of grant. In addition, in the event of involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination, and if such termination occurs within 24 months after a change of control, all options automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date.

(2)	The exercise price reflects the closing market price of our common stock on the date of grant.

(3)	The grant date fair value of option grants is calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model, including valuation at the date of shareholder approval in the case of Dr. Ashton and at the grant date in the case of Ms. Freedman and Mr. Ross.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for our Named Executive Officers as of June 30, 2015:

	Number of Securities Underlying Unexercised Options (#)(1)				Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable		Unearned
Paul Ashton	210,000	—		—	1.13	11/18/18
President and Chief Executive Officer	315,000	—		—	4.01	11/19/19
	87,380	—		—	3.45	07/22/20
	101,250	33,750	(2)	—	5.05	07/21/21
	52,000	52,000	(2)	—	2.14	07/18/22
	46,350	139,050	(2)	—	3.51	07/23/23
	—	245,000	(2)	—	4.47	07/15/24

Lori Freedman	100,000	—		—	2.90	09/04/18
Vice President for Corporate Affairs,	10,000	—		—	2.77	09/10/18
General Counsel and Company Secretary	71,900	—		—	1.81	06/25/19
	46,325	—		—	3.45	07/22/20
	45,000	15,000	(3)	—	5.05	07/21/21
	22,000	22,000	(3)	—	2.14	07/18/22
	17,500	52,500	(3)	—	3.51	07/23/23
	—	75,000	(3)	—	4.47	07/15/24

Leonard S. Ross	40,000	—		—	2.85	09/11/18
Vice President, Finance	50,000	—		—	1.81	06/25/19
	23,800	—		—	3.45	07/22/20
	18,750	6,250	(4)	—	5.05	07/21/21
	12,000	12,000	(4)	—	2.14	07/18/22
	10,000	30,000	(4)	—	3.51	07/23/23
	—	45,000	(4)	—	4.47	07/15/24

(1)	The option numbers represent options to acquire shares of common stock.

(2)	Dr. Ashton’s unexercisable options vest and become exercisable as follows: 33,750 on July 21, 2015, 52,000 in two equal annual installments commencing July 18, 2015, 139,050 in three equal annual installments commencing July 23, 2015 and 245,000 in four equal annual installments commencing July 15, 2015. These options also vest on involuntary termination without cause and voluntary termination by Dr. Ashton for good cause as described below.

(3)	Ms. Freedman’s unexercisable options vest and become exercisable as follows: 15,000 on July 21, 2015, 22,000 in two equal annual installments commencing July 18, 2015, 52,500 in three equal annual installments commencing July 23, 2015 and 75,000 in four equal annual installments commencing July 15, 2015. These options also vest on involuntary termination without cause and voluntary termination by Ms. Freedman for good cause as described below.

(4)	Mr. Ross’s unexercisable options vest and become exercisable as follows: 6,250 on July 21, 2015, 12,000 in two equal annual installments commencing July 18, 2015, 30,000 in three equal annual installments commencing July 23, 2015 and 45,000 in four equal annual installments commencing July 15, 2015. These options also vest on involuntary termination without cause and voluntary termination by Mr. Ross for good cause as described below.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and the number and value of restricted stock units vested during fiscal 2015 for each of our Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Paul Ashton	40,000	$132,179	—	$—
Lori Freedman	—	—	—	—
Leonard S. Ross	—	—	—	—

(1)	Value realized on exercise of options calculated based upon the difference between the selling price of the shares of common stock underlying the options on the date of exercise and the option exercise price.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change in Control

Dr. Ashton, Ms. Freedman and Mr. Ross have contracts with us that provide for potential payments in connection with termination by us without cause or resignation for good cause. If the severance provisions in these contracts had been triggered on June 30, 2015, Dr. Ashton, Ms. Freedman and Mr. Ross would have been entitled to payments in the following amounts:

Triggering Event / Payment	Paul Ashton(1)(2)(3)	Lori Freedman(2)(3)	Leonard S. Ross(2)(3)
Termination without Cause / Constructive Termination
Salary	$463,500	$339,929	$185,850
Bonus	254,925	222,439	74,340
Medical / Life / Disability Insurance	28,425	28,089	19,336
Acceleration of Unvested Option Awards	54,431	22,480	12,380

Total	$801,281	$612,937	$291,906

Change in Control followed by Termination
Salary	$463,500	$339,929	$247,800
Bonus	254,925	222,439	149,763
Medical / Life / Disability Insurance	28,425	28,089	19,336
Acceleration of Unvested Option Awards	120,913	49,510	27,360

Total	$867,763	$639,967	$444,259

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any severance or other payments owed to Dr. Ashton in connection with the termination of his employment as described in his non-competition agreement would result in a dollar-for-dollar reduction in the amount paid to Dr. Ashton under this non-competition agreement.

(2)

The above table assumes lump-sum payments for one year of medical, dental, life and disability insurance premiums for Dr. Ashton, Ms. Freedman and Mr. Ross, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton, Ms. Freedman and Mr. Ross would elect their current coverages under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The above table values the acceleration of unvested in-the-money option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2015, which was $3.77.

The severance arrangements of each of our Named Executive Officers as of June 30, 2015 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, with respect to options held by Dr. Ashton, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of options held by Dr. Ashton would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause, or by Dr. Ashton without good cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the greater of the prior year’s bonus and the bonus for the year preceding that year and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, with respect to options held by Ms. Freedman, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard S. Ross

Termination of Mr. Ross’ employment by us without cause, or by Mr. Ross with good cause, would require us to pay severance to Mr. Ross. Upon any such termination (other than within 24 months of a change of control), provided that at the Company’s election Mr. Ross remains an employee for up to nine months after notifying the Company of a good cause termination, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 75% of current annual salary and (2) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would be required to provide medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. Additionally, with respect to all options held by Mr. Ross, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Mr. Ross with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date.

In the event of any such termination within 24 months of a change in control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus, as well as medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. In addition, upon any such termination within 24 months of a change in control, any unvested portion of Mr. Ross’ options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Mr. Ross without good cause would not require us to pay any severance to Mr. Ross.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards($)(1)(2)	All Other Compensation	Total ($)
David J. Mazzo	74,228	86,941	—	161,169
James Barry	39,185	123,623	—	162,808
Michael Rogers	80,000	57,961	—	137,961
Peter G. Savas	56,000	57,961	—	113,961
Douglas Godshall	69,000	57,961	—	126,961

(1)	Amounts reflect the grant date fair values of fiscal 2015 option awards as determined in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further disclosed in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal 2015.

(2)	The following table shows the number of outstanding shares underlying outstanding options held by our non-executive directors as of June 30, 2015:

Name	Outstanding Option Awards
David J. Mazzo	375,000
James Barry	40,000
Michael Rogers	270,000
Peter G. Savas	230,000
Douglas Godshall	120,000

Compensation for non-executive directors for fiscal 2015 is:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $20,000 for the chair and $8,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $12,000 for the chair and $6,000 for each other member of the Compensation Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Governance and Nominating Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Science Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•

initial grant of an option to purchase 40,000 shares for a new director and annual grants of options to purchase 30,000 shares for the Board chair and 20,000 shares for other directors, all subject to stockholder approval.

Dr. Ashton received no additional compensation for serving as a director.

PROPOSAL 2: APPROVAL OF OPTION GRANT TO CEO

The Compensation Committee provides annual equity incentives to our executive officers as part of their annual compensation. The Compensation Committee granted Dr. Ashton an option to purchase 290,000 shares of common stock under the 2008 Incentive Plan on the terms detailed below, subject to stockholder approval. The Committee determined the amount and terms of the grant with advice from its independent compensation consultant Radford and considered peer group and survey information. The award was designed to incentivize his future performance and to promote his retention. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his option grant.

The Company has made the option grant subject to stockholder approval and will issue the option certificate within one month of stockholder approval. The option grant to Dr. Ashton will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in pSivida of up to approximately 0.98% of such security holder’s percentage ownership.

The Board recommends that you vote FOR proposal 2, the approval of the option grant to Dr. Ashton.

Material Terms of the Proposed Grant

Dr. Ashton’s option has an exercise price of $4.09 per share, equal to the closing price on NASDAQ of a share of our common stock on July 23, 2015, the date of grant. The option vests and becomes exercisable in four equal installments on the first through fourth anniversaries of the date of grant. This option, if not earlier forfeited, expires on the tenth anniversary of the date of grant.

If Dr. Ashton’s employment were terminated by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the option granted to him that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination and remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the option granted to him automatically would vest and remain exercisable until the earlier of (i) one year following such termination and (ii) the option expiration date. The option is subject to the terms of the 2008 Incentive Plan.

The proposed grant is being issued for no cash consideration and there are no loans being made in relation to the proposed grant.

PROPOSAL 3: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval, options to our five non-executive directors under the 2008 Incentive Plan in the amount of 30,000 shares for David J. Mazzo, the chairman of our Board, and 20,000 shares of common stock for each of Douglas Godshall, Michael Rogers, Peter Savas and James Barry.

The Compensation Committee has determined that an annual grant to existing directors of an option to purchase 20,000 shares is appropriate to retain high-quality directors and is consistent with competitive director equity compensation in peer companies. The Compensation Committee further has determined that the larger option grant of 30,000 shares to the chairman of the Board is appropriate to reflect the additional contribution and time commitment of that role. In determining each of these option grants, the Compensation Committee sought the advice of compensation consulting firm Radford and considered peer group and survey information. Option grants to directors require stockholder approval under ASX Listing Rules.

The Company has made these option grants subject to stockholder approval and will issue the option certificates within one month of stockholder approval. The option grants will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in pSivida of up to approximately 0.37% of such security holder’s percentage ownership.

The option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 3.1 – grant of options to James Barry

•	Proposal 3.2 – grant of options to Douglas Godshall

•	Proposal 3.3 – grant of options to Michael Rogers

•	Proposal 3.4 – grant of options to Peter G. Savas

•	Proposal 3.5 – grant of options to David J. Mazzo

The Board recommends that you vote FOR proposals 3.1, 3.2, 3.3. 3.4 and 3.5, the approval of the option grants to each of Dr. Barry, Mr. Godshall, Mr. Rogers, Mr. Savas and Dr. Mazzo.

Material Terms of the Option Grants

The option grants to Dr. Barry, Mr. Godshall, Mr. Rogers, Mr. Savas and Dr. Mazzo each have an exercise price of $4.09 per share, equal to the closing price on NASDAQ of a share of our common stock on July 23, 2015, the date of grant. These options vest and become exercisable on July 23, 2016, the first anniversary of the date of grant, and expire on the tenth anniversary of the date of grant.

If a director’s Board service is terminated after a change of control, the option granted to that director automatically vests and remains exercisable until the earlier of (i) one year following such termination and (ii) the option expiration date. The options are subject to the terms of the 2008 Incentive Plan.

The proposed grants are being issued for no cash consideration. There are no loans being made in relation to the proposed grants, and no directors or associates of directors have received securities under the pSivida Corp. 2008 Incentive Plan since the last grants approved by stockholders (which were options to our five non-executive directors under the 2008 Incentive Plan in the amount of 30,000 shares for Dr. Mazzo, 20,000 shares for each of Mr. Rogers, Mr. Savas and Mr. Godshall and 40,000 shares for Dr. Barry).

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act, the Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and advisory, the Board and the Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of our Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2016 annual meeting of shareholders.

Executive compensation is an important matter for stockholders. The core of the Company’s executive compensation philosophy and practice is weighted to at-risk incentive compensation earned on the basis of performance and continues to balance elements of compensation to incentivize performance and promote retention. We believe our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. Compensation of our executive officers takes into account Company performance, individual contribution and peer compensation and is designed to enable the Company to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

The compensation of our Named Executive Officers is described starting on page 12 of this Proxy Statement, which includes the Compensation Discussion and Analysis, or CD&A. The CD&A provides additional details on executive compensation, including the Company’s compensation philosophy and objectives, and the fiscal 2015 compensation of our Named Executive Officers.

The Company is asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2015, and the other related tables and disclosures).”

The Board of Directors unanimously recommends stockholders vote, on an advisory basis, FOR the Company’s 2015 executive compensation.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm and to audit our financial statements and our internal control over financial reporting for fiscal 2016. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal 2015. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to fiscal 2015 and 2014:

	Fiscal Year Ended June 30,
	2015	2014
	(In thousands)
Audit fees(1)	$412	$391
Audit-related fees(2)	32	129
Tax fees(3)	83	51
All other fees(4)	3	2

	$530	$573

(1)	Audit fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q and the statutory audit of the Company’s wholly-owned subsidiary located in the United Kingdom.

(2)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit fees”. These services in fiscal 2015 were related to a comfort letter in connection with our ATM facility. These services in fiscal 2014 were related to our underwritten public offering in July 2013, consummation of our ATM facility in December 2013 and our registered direct offering in March 2014.

(3)	Tax fees paid to Deloitte for fiscal 2015 and 2014 were related to the preparation of various corporate tax returns as well as tax advice.

(4)	All other fees relates to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal 2015 and 2014.

INFORMATION ABOUT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals for inclusion in our proxy statement: To be eligible for inclusion in our proxy statement and form of proxy relating to our 2016 Annual Meeting, stockholder proposals must be submitted pursuant to Securities Exchange Act Rule 14a-8 and received at our principal executive offices no later than June 29, 2016, which is 120 calendar days before October 26, 2016—the anniversary of the date our proxy statement was released to stockholders in connection with the 2015 Annual Meeting. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on December 3, 2015, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: A nomination of one or more persons for election as a director or any other stockholder proposal not included in our proxy statement for the 2016 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our By-Laws. To be timely, our By-Laws provide that we must have received the stockholder’s notice: (a) not less than 60 days in advance of the meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2015 Annual Meeting, (b) not less than 90 days in advance of the meeting if the meeting is to be held on or after the anniversary of the 2015 Annual Meeting, and (c) in any other cases, not more than 15 days following the date on which notice or public disclosure (as defined in our By-Laws) of the date of the 2016 Annual Meeting is made.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast for the election of directors (proposals 1.1-1.6) will be elected directors. All other proposals require approval of a majority of votes properly cast on the respective proposals.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of election of all directors and in favor of the other proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, your shares may be counted for purposes of a quorum for the meeting, but the broker or nominee will vote your shares only with respect to ratification of the appointment of the independent registered public accounting firm (proposal 5) and will not vote your shares with respect to the election of directors (proposals 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6), approval of annual option grant to the CEO (proposal 2), approval of option grants to the non-executive directors (proposals 3.1, 3.2, 3.3, 3.4 and 3.5) or advisory vote on executive compensation (proposal 4), and these broker non-votes will not affect the outcome of these votes. Abstentions will be counted for purposes of determining the quorum for the meeting but will not affect the outcome of the vote on any proposal. If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposals 2, 3.1, 3.2, 3.3, 3.4 and 3.5 by any of the directors and any of their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We have engaged Georgeson Inc. to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of $8,500, plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

DIRECTIONS TO ANNUAL MEETING

From Boston Logan International Airport

Follow the signs toward I-90 West/Ted Williams Tunnel. Take Ted Williams Tunnel to Exit 25. Keep right at the fork to Congress Street.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 3, 2015.

Vote by Internet
		•	Go to www.envisionreports.com/PSDV
		•	Or scan the QR Code with your smartphone.
		•	Follow the steps outlined on the secure website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 5.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold

	01 – David J. Mazzo	☐	☐	02 – Paul Ashton	☐	☐	03 – Michael Rogers	☐	☐

	04 – Peter G. Savas	☐	☐	05 – Douglas Godshall	☐	☐	06 – James Barry	☐	☐

		For	Against	Abstain
2.	Approval of stock option grant to CEO Paul Ashton.	☐	☐	☐

3.	Approval of stock option grant to the following non-executive directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 – James Barry	☐	☐	☐	02 – Douglas Godshall	☐	☐	☐	03 – Michael Rogers	☐	☐	☐

	04 – Peter G. Savas	☐	☐	☐	05 – David J. Mazzo	☐	☐	☐
										For	Against	Abstain
4.	Approval on an advisory basis of pSivida Corp.’s 2015 executive compensation									☐	☐	☐

5.	Ratification of the appointment of Deloitte & Touche LLP.									For	Against	Abstain
										☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 3, 2015: The proxy statement and the Annual Report for our fiscal year ended June 30, 2015 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

pSivida Corp. Stockholders

Thursday, December 3, 2015, 10 a.m. (EST)

Renaissance Boston Waterfront Hotel,

606 Congress Street,

Boston, Massachusetts 02210

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

You may obtain directions to the Annual Meeting

by calling our office at (617) 972-6235 or

e-mailing our office at afandel@psivida.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 3, 2015: The proxy statement and the Annual Report for our fiscal year ended June 30, 2015 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — pSivida Corp.	+

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — December 3, 2015

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Thursday, December 3, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees, and FOR proposals 2, 3.1, 3.2, 3.3, 3.4, 3.5, 4 and 5.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+